Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Gary Ocepek
President
(815) 433 2525

OTTAWA SAVINGS BANCORP, INC. ANNOUNCES THE

CONCLUSION OF THE COMMUNITY PORTION OF ITS

MINORITY STOCK OFFERING

June 23, 2005—Gary Ocepek, President and Chief Executive Officer of Ottawa Savings Bancorp, Inc. (the “Company”), the proposed stock holding company for Ottawa Savings Bank, today announced that the community offering portion of the Company’s initial public stock offering has concluded. The subscription offering portion of the offering, which was only open to eligible depositors of Ottawa Savings Bank, concluded on June 16, 2005.

The stock offering was conducted pursuant to the Bank’s Amended and Restated Plan of Reorganization and Minority Stock Issuance (the “Plan”) and the other terms and conditions outlined in the Company’s prospectus dated May 16, 2005. The completion of the mutual holding company reorganization and related minority stock offering is subject to approval of the Plan by the Bank’s depositors at a special meeting of depositors to be held on June 28, 2005, confirmation of the Company’s existing independent appraisal and receipt of final regulatory approvals.

Ottawa Savings Bank, founded in 1871, is headquartered at 925 LaSalle Street in Ottawa, Illinois. At March 31, 2005, the bank had $173.3 million in assets and $160.8 million in deposits.

This news release contains certain forward-looking statements about the proposed stock issuance by Ottawa Savings Bancorp, Inc. These include statements regarding the proposed offering amount and timing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Ottawa Savings Bank and changes in the securities markets.

This is neither an offer to sell nor a solicitation of an offer to buy the common stock. The offering is made only by the prospectus of Ottawa Savings Bancorp, Inc.

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